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                      STATE STREET BANK AND TRUST COMPANY
                INVESTMENT FUNDS FOR TAX EXEMPT RETIREMENT PLANS

                                SECOND AMENDMENT
                                      AND
                                FUND DECLARATION

                           SHORT TERM INVESTMENT FUND

Pursuant to Articles III and VII of the Second Amended and Restated Declaration of Trust for the State Street Bank and Trust Company Investment Funds for Tax Exempt Retirement Plans, dated March 13, 1997 (the "Declaration of Trust"), State Street Bank and Trust Company (the "Trustee"), by its execution of this Second Amendment and Fund Declaration, hereby amends and restates the Short Term Investment Fund (the "Fund"). The Trustee agrees that it will hold, administer and deal with all money and property received by it as Trustee of the Fund in accordance with the terms of the Declaration of Trust, subject to the additional terms and conditions set forth in this First Amendment and Fund Declaration.

1.   NAME OF THE FUND:

     Short Term Investment Fund

2.   EFFECTIVE DATE OF THE SECOND AMENDMENT AND FUND DECLARATION:

     November 1, 1998

3.   INVESTMENT OBJECTIVES OF THE FUND:

     Through active management, the Fund shall seek to provide safety of principal, daily liquidity, and a competitive yield by investing in high quality money market instruments.

4.   INVESTMENT GUIDELINES:

     The following guidelines set forth the general principles which the Short Term Investment Fund will follow. All investments are limited to securities and other instruments issued after July 18, 1984.

     a.   Eligible Money Market Instruments:

          1) U.S. Treasury bills, notes and bonds; 2) other obligations issued by the U.S. Government, its agencies and instrumentalities; 3)

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          corporate debt obligations (including commercial paper of U.S. and foreign companies); 4) instruments of U.S. and foreign banks, including time deposits (including Eurodollar Time Deposits), certificates of deposit (including Eurodollar and Yankee Certificates of Deposit) and banker's acceptances; 5) supranational and sovereign debt obligations (including obligations of foreign government subdivisions); 6) asset-backed trusts; 7) repurchase agreements; 8) funding agreements; and 9) money market mutual funds subject to SEC Rule 2a-7, short-term collective investment funds and registered or private investment companies investing principally in fixed income or other debt securities and which have investment guidelines consistent with those contained herein, as determined by the Trustee.

     b.   Credit Quality:

          At time of purchase, all securities will qualify as "first tier securities" within the meaning of Rule 2a-7(a)(6) under the Investment Company Act of 1940. A rated security or its issuer must be rated in one of the highest rating categories by at least two Nationally Recognized Statistical Rating Organizations ("NRSRO"). U.S. Government and agency securities are exempt from this requirement.

          1)   Repurchase Agreements:

               a) All counterparties must have executed a written repurchase agreement.

               b)   All counterparties shall be approved by the Trustee.

               c) All repurchase transactions shall be collateralized initially at one hundred two percent (102%) and counterparties shall be required to deliver additional collateral in the event the market value of the collateral falls below one hundred percent (100%).

     c.   Investment Restrictions and Concentration Limits:

          At the time of purchase, no issuer shall constitute more than five percent (5%) of the portfolio. U.S. Government and agency securities, repurchase agreements and other commingled funds are exempt from this restriction.



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          1)   Repurchase Agreements:

               a) The Fund must take possession of collateral either directly or through a third-party custodian.

               b) The Fund may invest in repurchase agreements with counterparties on the approval list of the Trustee.

               c) The Fund may not invest in repurchase agreements with the Trustee or any of its Affiliates as counterparties.

          2)   Duration:

               a) The maximum expected average time to receipt of principal of any single security will not exceed three hundred ninety-seven (397) days.

               b) The average effective duration of the Fund will not exceed ninety (90) days.

          3)   Currency:

               All instruments will be denominated in U.S. Dollars.

          4)   Derivatives:

               a) The Fund will not engage in detached derivative transactions such as futures, options, swaps, caps or floor contracts or agreements. This restriction does not apply to instruments or securities that have detached derivatives embedded in them.

               b) The Fund will not purchase inverse floaters, dual index notes, range notes, or any other instrument the terms of which do not make non-payment of interest an event of default.

          5)   Lending of Securities:

               The Fund will not lend securities.



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5.   OPERATION OF THE FUND:

     Each day shall be a Valuation Date (as defined in the Declaration of Trust). The Fund will be open for contributions and withdrawals on the each business day, when the Federal Reserve's wire system is open.

6.   FEES AND EXPENSES:

     The Fund shall charge an annual audit fee and such other fees as are permitted by the Declaration of Trust.

STATE STREET BANK AND TRUST COMPANY


BY: /s/ Timothy B. Harbert
   --------------------------
NAME:  Timothy B. Harbert
TITLE: Executive Vice President



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